CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            KUSHI NATURAL FOODS CORP.

      Kushi Natural Foods Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

      FIRST: That by unanimous consent, the Board of Directors of the Corporation duly adopted resolutions setting forth proposed amendments to the Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and recommending that such resolutions be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

      RESOLVED, that the Corporation's Certificate of Incorporation be amended by deleting Article I of the Certificate of Incorporation in its entirety, and substituting in lieu thereof the following:

      FIRST: The name of the Corporation (hereinafter referred to as the "Corporation") is:

                          HanKersen International Corp.

And be it further

      RESOLVED, that the Corporation's Certificate of Incorporation be amended by deleting the first paragraph of Article Fourth of the Certificate of Incorporation in its entirety, and substituting in lieu thereof the following:

      FOURTH: The total number of shares the Corporation shall be authorized to issue is 205,000,000, of which 200,000,000 shares shall be classified as common stock, with a par value of $.0001 per share and 5,000,000 shares shall be classified as preferred stock, with a par value of $.0001, the terms of which shall be decided by the Board of Directors.

And be it further

      RESOLVED, that the Board of Directors approved a one (1) for six (6) reverse stock split as to all outstanding shares of Common Stock of the Corporation effective as to holders of record of shares of Common Stock on October 14, 2005;

And be it further

      RESOLVED, that except as expressly amended, the Certificate of Incorporation of this Corporation shall remain in effect as heretofore set forth and shall be unchanged in any respect by any provision hereof.

      SECOND: The amendments to the Certificate of Incorporation herein certified have been duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments herein certified has been given to those stockholders who have not consented in writing thereto, as provided in
Section 228 of the General Corporation Law of the State of Delaware.

                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Pengcheng Chen, its Chief Executive Officer this ____ day of _________ 2005.


                                         ---------------------------------------
                                         Pengcheng Chen, Chief Executive Officer